EXHIBIT 5

                                                          (513) 723-4009



                              December 8, 1998


Board of Directors
First Federal Bancorp, Inc.
505 Market Street
Zanesville, Ohio  43701

Gentlemen:

      We have acted as special counsel for First Federal Bancorp, Inc., an Ohio Corporation (the "Company"), in connection with the proposed issuance and sale of the common shares of the Company, no par value (the "Common Shares"), upon the exercise of options granted to purchase such Common Shares pursuant to the First Federal Bancorp, Inc., 1997 Performance Stock Option Plan for Senior Executive Officers and Outside Directors as described in the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on or about December 9, 1998 (the "Registration Statement"), for the purpose of registering 108,000 Common Shares reserved for issuance under the Plan pursuant to the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      In connection with this opinion, we have examined an original or copy of, and have relied upon the accuracy of, without independent verification or investigation, (a) the Registration Statement; (b) the Company's Articles of Incorporation, as certified by the Secretary of State of Ohio on December 7, 1998; (c) the Code of Regulations of the Company as certified by the President and the Treasurer of the Company on December 8, 1998; (d) the Certificate of Inspector of Election for the meeting of the shareholders of the Company held on April 23, 1998; (e) the minutes of the Board of Directors of the Company dated March 5, 1997; (f) a Certificate of Good Standing with respect to the Company issued by the Secretary of State of Ohio dated December 7, 1998; (g) a Certificate of the President and Treasurer of the Company dated December 8, 1998; and (h) such other representations of the Company and its officers as we have deemed relevant.

      In our examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies and the authenticity of such originals of such latter documents. We have also assumed the due preparation of share certificates and compliance with applicable federal and state securities laws.

      Based solely upon and subject to the foregoing and the further qualifications and limitations set forth below, as of the date hereof, we are of the opinion that after the Common Shares shall have been issued by the Company upon the exercise of the options and payment therefor in full in the manner provided in the Plans and in the Registration Statement (when it becomes effective), such Common Shares issued upon the exercise of such options will be validly issued, fully paid and non-assessable.

      This opinion is limited to the federal laws of the United States and to the laws of the State of Ohio having effect as of the date hereof. This opinion is furnished by us solely for the benefit of the Company in connection with the offering of the Common Shares and the filing of the Registration Statement and any amendments thereto. This opinion may not be relied upon by any other person or assigned, quoted or otherwise used without our specific written consent.

      We consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement and to the reference to us in the Registration Statement.

                                  Very truly yours,

                                  /s/ Vorys, Sater, Seymour and Pease LLP

                                  VORYS, SATER, SEYMOUR AND PEASE LLP